Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

October 13, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Green Carbon Technologies Corp. of our report dated October 13, 2010, with respect to the balance sheets as of June 30, 2010 and 2009, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended June 30, 2010 and 2009, which appears on Form 10-K of Green Carbon Technologies Corp.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board